380	Additional information Exhibit 7

Exhibit 7

RATIO OF EARNINGS TO FIXED CHARGES

Year ended December 31,	2016	2015	2014	2013	2012
Earnings:

Income before taxes (restated) 1)	610	(514)	916	1,236	2,024

Add: Fixed charges included in earnings	1,530	1,643	1,542	1,746	2,151
(A) Total Earnings	2,140	1,129	2,458	2,981	4,175

Fixed charges:

Interest	347	412	371	355	519

Interest on fixed annuities, investment contracts and savings accounts	1,183	1,232	1,171	1,391	1,632
Sub-total fixed charges included in earnings	1,530	1,643	1,542	1,746	2,151

Dividend on preferred shares	-	-	-	24	59

Coupons on perpetual capital securities	140	148	171	194	230

Coupons on Non-Cumulative Subordinated Notes	38	38	32	28	30
(B) Total fixed charges	1,708	1,829	1,744	1,992	2,470

Ratio: (A) / (B)	1.3	0.6	1.4	1.5	1.7

Ratio excluding interest on fixed annuities, investment contracts and savings accounts	1.8	(0.2)	2.2	2.6	3
[1]	Refer to note 2.1.2 Voluntary changes in accounting policies of the consolidated financial statements of Aegon N.V. for details about these changes.

Annual Report on Form 20-F 2016